                                                                      EXHIBIT 23

















August 1, 1996

Schweitzer-Mauduit International, Inc.
100 North Point Center East, Suite 600
Alpharetta, Georgia  30202-8246

Dear Sirs:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Schweitzer-Mauduit International, Inc. and subsidiaries for the periods ended June 30, 1996 and 1995 as indicated in our report dated July 17, 1996; because we did not perform and audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, is incorporated by reference in Registration Statements No. 33-99812, No. 33-99814, No. 33-99816, and No. 33-99848 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,


Deloitte & Touche LLP
Atlanta, Georgia